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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                Amendment No. 1*


                             Rainmaker Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    750875106
                      -------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

         [_] Rule 13d-1(b)

         [_] Rule 13d-1(c)

         [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

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----------------------                                    --------------------
  CUSIP NO. 750875106                 13G                    Page 2 of 4 Pages
----------------------                                    --------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
 1    (ENTITIES ONLY).

                Michael Silton
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  5,736,308/(1)/
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                   0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   5,736,308/(1)/
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                5,736,308/(1)/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)

                Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                15%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
                IN
------------------------------------------------------------------------------

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---------------------------                          ---------------------------
CUSIP NO. 750875106                   13G                   Page 3 of 4 Pages
---------------------------                          ---------------------------


Item 1(a)    Name of Issuer:

                       Rainmaker Systems, Inc.
             -------------------------------------------------------------------

Item 1(b)    Address of Issuer's Principal Executive Offices:

                       1800 Green Hills Road
             -------------------------------------------------------------------
                       Scotts Valley, CA 95066
             -------------------------------------------------------------------

             -------------------------------------------------------------------

Item 2(a)    Name of Person Filing:

                       Michael Silton
             -------------------------------------------------------------------

Item 2(b)    Address of Principal Business Offices or, if none, Residence:

                       1800 Green Hills Road
             -------------------------------------------------------------------
                       Scotts Valley, CA 95066
             -------------------------------------------------------------------

             -------------------------------------------------------------------

Item 2(c)    Citizenship

                       United States
             -------------------------------------------------------------------

Item 2(d)    Title of Class of Securities:

                       Common Stock, par value $0.001 per share
             -------------------------------------------------------------------

Item 2(e)    CUSIP Number:

                       750875106
             -------------------------------------------------------------------

 Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                       Not Applicable
             -------------------------------------------------------------------

 Item 4.     Ownership.

             (a)   Amount Beneficially Owned:  Shares    5,736,308/(1)/
                                                         -----------------------
             (b)   Percent of Class: %    15%
                                          --------------------------------------
             (c)   Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the
                         vote:                                    5,736,308/(1)/
                                                                  --------------
                   (ii)  shared power to vote or to direct the
                         vote:                                            0
                                                                  --------------
                   (iii) sole power to dispose or to direct the
                         disposition of:                          5,736,308/(1)/
                                                                  --------------
                   (iv)  shared power to dispose or to direct the
                         disposition of:                                  0
                                                                  --------------

 Item 5.     Ownership of Five Percent or Less of a Class.

                       Not Applicable
             -------------------------------------------------------------------

 Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                       Not Applicable
             -------------------------------------------------------------------

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not Applicable
             -------------------------------------------------------------------

                                Page 3 of 4 pages

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-----------------------                               -------------------------
 CUSIP NO. 750875106                  13G                    Page 4 of 4 Pages
-----------------------                               --------------------------


Item 8.  Identification and Classification of Members of the Group.

                 Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                 Not Applicable
         -----------------------------------------------------------------------

Item 10. Certification.

                 Not Applicable
         -----------------------------------------------------------------------


(1) Includes 15,000 shares held by the Petra Silton Children's Trust of which Michael Silton is Trustee and 108,332 shares of Common Stock underlying stock options granted to Reporting Person which are currently exercisable or which become exercisable within 60 days of December 31, 2001.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 8, 2002
                                           -----------------------------
                                                       Date:

                                              /s/ Michael Silton
                                           -----------------------------
                                                   (Signature)

                                           Name:  Michael Silton
                                           Title: Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer

                               Page 4 of 4 pages